Exhibit 99.2

Fiscal 2013 and Third Quarter Outlook

Based on the acquisition of Pioneer and results from the first six months the company is revising its full year revenue guidance for 2013. The company now expects full year revenue guidance for 2013 to be between $211 million to $215 million, as compared to prior guidance of $179 million to $182 million.

Full year net loss after preferred dividends per fully diluted share applicable to common shareholders is expected to be in the range of $0.13 to $0.11, based on 56.7 million fully diluted shares outstanding, as compared to prior guidance of full year net income per fully diluted share applicable to common shareholders of $0.17 to $0.19. Excluding certain acquisition related expenses, certain purchase accounting adjustments, and the BTS litigation settlement charge taken in the second quarter, full year net income after preferred dividends per fully diluted share applicable to common shareholders is expected to be in the range of $0.05 to $0.07. Throughout the remainder 2013, the company will continue to integrate the Pioneer business, make investments in distribution, marketing and development activities to support the launch of new products and to expand its presence in general orthopedics.

For the third quarter of 2013, the company expects revenues to be between $59 million and $61 million and net loss after preferred dividends per fully diluted share applicable to common shareholders to be approximately $0.10, based on 56.8 million fully diluted shares outstanding. Excluding certain acquisition related expenses and certain purchase accounting adjustments, third quarter net income after preferred dividends is expected to be approximately $0.00 per fully diluted share applicable to common shareholders.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP Guidance Net Loss Per Diluted Share to

Adjusted Non-GAAP Guidance Net (Loss) Income Per Diluted Share

(Unaudited)

	Three Months Ended	Twelve Months Ended
	September 30, 2013	December 31, 2013
	$ Amount per Diluted Share	$ Amount per Diluted Share
GAAP Guidance Net Loss per Diluted Share	$(0.10)	$(0.11) - (0.13)
Litigation settlement charge, net of tax effect	—	0.03
Acquisition expenses net of tax effect	0.06	0.08
Purchase accounting adjustments net of tax effect	0.04	0.07

Adjusted Non-GAAP Guidance Net Income per Diluted Share	$0.00	$0.05 - 0.07